Exhibit 7.09

Execution Version

INTERIM INVESTORS AGREEMENT

This Interim Investors Agreement (the "Agreement") is made as of January 24, 2016 by and among Forebright Smart Connection Technology Limited (“Forebright"), Mr. Zhiyuan Li (“Mr. Li”) (collectively, the "Investors") and FNOF E&M Investment Limited (“Parent”). Capitalized terms used herein but not otherwise defined shall have the meanings given to them in the Merger Agreement (as defined below).

RECITALS

WHEREAS, on the date hereof, Jinpan International Limited (the "Company"), Parent and Silkwings Limited, a wholly owned subsidiary of Parent ("Merger Sub"), have executed an Agreement and Plan of Merger (the "Merger Agreement"), pursuant to which Merger Sub will be merged with and into the Company (the "Merger"), with the Company surviving the Merger;

WHEREAS, concurrently with the execution and delivery of the Merger Agreement, Mr. Li and Parent has, on the date hereof, executed a rollover agreement, pursuant to which Mr. Li has agreed to the cancellation of his shares in the Company for nil consideration immediately prior to the Effective Time in exchange for ordinary shares of Parent; and

WHEREAS, concurrently with the execution and delivery of the Merger Agreement, each of Forebright and Mr. Li has executed an equity commitment letter in favor of Parent, pursuant to which each of Forebright and Mr. Li has agreed, subject to the terms and conditions set forth therein, to make an equity investment in Parent immediately prior to the Effective Time to fund a portion of the aggregate Per Share Merger Consideration.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants and obligations hereinafter set forth, the Investors hereby agree as follows:

AGREEMENT

1.           AGREEMENTS AMONG THE INVESTORS.

1.1         Actions of the Company. On and after the date of this Agreement, absent the written consent of every other Investor: (i) no Investor shall present to the Company or any of its Subsidiaries any request that the Company or such Subsidiary take or omit to take any action, which action or omission (a “Prohibited Action or Omission”) shall or shall reasonably be expected to (x) cause the Company to be in breach of any representation, warranty, covenant or agreement under the Merger Agreement or (y) constitute, either alone or in combination with any other circumstance, a Material Adverse Effect; and (ii) no Investor shall consent to any Prohibited Action or Omission in writing; provided, that nothing in this Section 1.1 shall prevent Mr. Li from discharging his fiduciary duties as a director and officer of the Company, if he determines in good faith (following consultation with independent legal counsel) that failure to take such action is inconsistent with his fiduciary duties.

1.2         Actions of Parent and Merger Sub. All actions of Parent and Merger Sub relating to the Merger Agreement shall require the approval of each of Forebright and Mr. Li. On and after the date of this Agreement, each of Forebright and Mr. Li shall have the right to appoint one (1) director to Parent’s board of directors and the right to remove or replace such director.

1.3         Fees and Expenses.

(a)          If the Merger is consummated, all reasonable fees and expenses incurred by the Investors in connection with the transactions contemplated by the Merger Agreement shall be paid by the Company at the Effective Time;

(b)          If the Merger is not consummated, and the failure of the Merger to be consummated is not due to the willful breach by one or more Investors of this Agreement or any other agreement relating to the Merger, the Investors agree that: (i) the Investors shall be responsible for the following percentages of all fees and expenses (A) payable to Skadden, Arps, Slate, Meagher & Flom LLP in connection with the Merger, (B) payable to the Company under the Merger Agreement (including, without limitation, the Reverse Termination Fee), and (C) incurred in the defense, pursuit or settlement of any disputes or litigations relating to the Merger: 72% for Mr. Li and 28% for Forebright; and (ii) with respect to all other fees and expenses not covered in subclauses (A) through (C) above, each Investor shall be responsible for any such fees or out-of-pocket expenses incurred by him or it in connection with the Merger; and

(c)          If the Merger is not consummated, and the failure of the Merger to be consummated is due to the willful breach by one or more Investors of this Agreement or any agreement relating to the Merger, then such breaching Investors shall promptly reimburse each non-breaching Investor for all fees and out-of-pocket expenses incurred by such non-breaching Investor in connection with the Merger.

2.           MISCELLANEOUS.

2.1         Effectiveness. This Agreement shall become effective on the date hereof and shall terminate (except with respect to this Section 2) upon the earlier of (i) the Effective Time of the Merger and (ii) the termination of the Merger Agreement in accordance with its terms; provided, that any liability for failure to comply with the terms of this Agreement shall survive such termination.

2.2         Amendment. This Agreement may be amended or modified and the provisions hereof may be waived only by an agreement in writing signed by each Investor.

2.3         Severability. In the event that any provision hereof would, under applicable law, be invalid or unenforceable in any respect, such provision shall be construed by modifying or limiting it so as to be valid and enforceable to the maximum extent compatible with, and possible under, applicable law. The provisions hereof are severable, and in the event any provision hereof should be held invalid or unenforceable in any respect, it shall not invalidate, render unenforceable or otherwise affect any other provision hereof.

2.4         Remedies. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by Law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. No failure or delay on the

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part of any party hereto in the exercise of any right hereunder will impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor will any single or partial exercise of any such right preclude other or further exercise thereof or of any other right.

2.5         No Recourse. Notwithstanding anything that may be expressed or implied in this Agreement, and notwithstanding the fact that certain of the Investors may be partnerships or limited liability companies, each Investor covenants, agrees and acknowledges that no recourse under this Agreement or any documents or instruments delivered in connection with this Agreement shall be had against any current or future director, officer, employee, general or limited partner or member or manager of any Investor or of any partner, member, manager or affiliate thereof, as such, whether by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any statute, regulation or other applicable law, it being expressly agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on or otherwise be incurred by any current or future director, officer, employee, general or limited partner or member or manager of any Investor or of any partner, member, manager or affiliate thereof, as such, for any obligation of any Investor under this Agreement or any documents or instruments delivered in connection with this Agreement for any claim based on, in respect of or by reason of such obligations or their creation.

2.6         Governing Law. This Agreement and all disputes or controversies arising out of or relating to this Agreement or the transaction contemplated hereby shall be interpreted, construed and governed by and in accordance with the Laws of the State of New York without regard to the conflicts of law principles thereof.

2.7         Submission to Jurisdiction.

(a)          Any disputes, actions and proceedings against any party or arising out of or in any way relating to this Agreement shall be submitted to the Hong Kong International Arbitration Centre (“HKIAC”) and resolved in accordance with the Arbitration Rules of HKIAC in force at the relevant time and as may be amended by this Section 7(a) (the “HKIAC Rules”). The place of arbitration shall be Hong Kong. The official language of the arbitration shall be English and the arbitration tribunal shall consist of three arbitrators (each, an “Arbitrator”). The claimant(s), irrespective of number, shall nominate jointly one Arbitrator; the respondent(s), irrespective of number, shall nominate jointly one Arbitrator; and a third Arbitrator will be nominated jointly by the first two Arbitrators and shall serve as chairman of the arbitration tribunal. In the event the claimant(s) or respondent(s) or the first two Arbitrators shall fail to nominate or agree the joint nomination of an Arbitrator or the third Arbitrator within the time limits specified by the HKIAC Rules, such Arbitrator shall be appointed promptly by the HKIAC. The arbitration tribunal shall have no authority to award punitive or other punitive-type damages. The award of the arbitration tribunal shall be final and binding upon the disputing parties. Any party to an award may apply to any court of competent jurisdiction for enforcement of such award and, for purposes of the enforcement of such award, the parties irrevocably and unconditionally submit to the jurisdiction of any court of competent jurisdiction and waive any defenses to such enforcement based on lack of personal jurisdiction or inconvenient forum.

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(b)          Notwithstanding the foregoing, the parties hereto consent to and agree that in addition to any recourse to arbitration as set out in this Section 2.7, any party may, to the extent permitted under the Laws of the jurisdiction where application is made, seek an interim injunction from a court or other authority with competent jurisdiction and, notwithstanding that this Agreement is governed by the Laws of the State of New York, a court or authority hearing an application for injunctive relief may apply the procedural Law of the jurisdiction where the court or other authority is located in determining whether to grant the interim injunction. For the avoidance of doubt, this Section 2.7(b) is only applicable to the seeking of interim injunctions and does not restrict the application of Section 2.7(a) in any way.

2.8         Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

2.9         Assignment. This Agreement may not be assigned by any party or by operation of law or otherwise without the prior written consent of each of the other parties, except that the Agreement may be assigned to an Affiliate of a party hereto; provided that the party making such assignment shall not be released from its obligations hereunder. Any attempted assignment in violation of this Section 2.9 shall be void.

2.10       Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

[Signature pages follow]

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IN WITNESS WHEREOF, each of the undersigned has duly executed this Agreement as of the date first written above.

Forebright Smart Connection Technology Limited

By:	/s/ Kiril Ip
Name: Kiril Ip
Title: Director

Mr. Zhiyuan Li

/s/ Zhiyuan Li

FNOF E&M Investment Limited

By:	Kiril Ip
Name: Kiril Ip
Title: Director

[Signature Page to Interim Investors Agreement]